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                                                                     EXHIBIT 15

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES
            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Multimedia Games, Inc.
         Registration on Forms S-3 and S-8

We are aware that our report dated May 6, 1999 on our review of the interim financial information of Multimedia Games, Inc. for the periods ended March 31, 1999 and 1998, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Forms S-3 (File No. 333-16729, 333-28367 and 333-36319) and Form S-8 (File No. 333-23123). Pursuant to Rule
436 (C) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PricewaterhouseCoopers LLP


Tulsa, Oklahoma
May 10, 1999